Filed Pursuant to Rule 424(b)(3)
Registration No. 333-195738

Prospectus Supplement

Dated June 17, 2015

(To Prospectus dated May 6, 2014 as supplemented

By the Prospectus Supplement dated June 16, 2015)

$350,000,000

Radian Group Inc.

5.250% Senior Notes due 2020

This prospectus supplement amends the prospectus supplement dated June 16, 2015 and filed with the Securities and Exchange Commission on June 17, 2015 (the “Prospectus Supplement”). This prospectus supplement should be read together with the Prospectus Supplement and its accompanying prospectus dated May 6, 2014.

This prospectus supplement is being filed solely to amend page S-13 of the Prospectus Supplement to correct an inadvertent error pertaining to timing of record dates related to interest payments. The first sentence of the paragraph on page S-13 of the Prospectus Supplement under the heading “Interest” is deleted in its entirety and replaced with the following:

Each note will bear interest at the rate of 5.250% per year from the date of original issuance, payable semiannually in arrears on June 15 and December 15 of each year, each of which we sometimes refer to in this prospectus supplement as an “interest payment date,” to the person in whose name such note is registered at the close of business on the June 1 and December 1 prior to such payment date (whether or not a business day).

Investing in the notes involves a high degree of risk. You should carefully consider the discussion under “Risk Factors” beginning on page S-6 of the Prospectus Supplement, on page 5 of the accompanying prospectus and in the reports we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Bookrunning Managers

Goldman, Sachs & Co.   BofA Merrill Lynch   Deutsche Bank Securities

Prospectus Supplement dated June 17, 2015